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                                                                  EXHIBIT 4.1(a)
                                                                     (1997 10-K)


                                 AMENDMENT NO. 1


         This is Amendment No. 1 to an Amended and Restated Loan Agreement dated as of June 17, 1996, between Oilgear Company ("Company") and M&I Marshall & Ilsley Bank ("M&I"), (the "Agreement").

         The Agreement is amended as follows:

1. SECTION 2.1 REVOLVING CREDIT LOANS.-SUBSECTION (C). The percent contained in line three (3) of this section is amended by deleting "2.25%" and inserting in its place "2.00%".

2. SECTION 2.3 SECOND TERM LOAN. SUBSECTION (B) The percent contained in line four (4) of this section is amended by deleting "2.25%" and inserting in its place "2.00%".

3. SECTION 5.4 INDEBTEDNESS. Subsection (g) is added in its entirety as follows:

         (g) and, the Company's guarantee of Subsidiaries debt not to exceed 500,000 Pounds Sterling.

         These are the only changes in the Agreement and all other terms and conditions are ratified and confirmed.


Dated: October 11, 1996


M&I Marshall & Ilsley Bank (SEAL)                Oilgear Company   (SEAL)


By:/s/ Mark Hogan                                By:/s/ Thomas J. Price
   ------------------------                         -----------------------
Title:Senior Vice President                      Title:Vice President &
     ----------------------                            Corporate Secretary
                                                      ---------------------
By:/s/ Kathleen T. Coleman
   ------------------------
Title: Vice President
      ---------------------